Exhibit 99.1

NEWS RELEASE

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations line	(816) 467-3000

Investor Relations:
Jason Ketchum	(816) 467-3274

AQUILA REPORTS THIRD QUARTER 2007 RESULTS;

ELECTRIC AND GAS UTILITIES SHOW IMPROVEMENT

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern Time

KANSAS CITY, MO, Nov. 8, 2007 – Aquila, Inc. (NYSE:ILA) today reported net income of $40.5 million for the quarter ended Sept. 30, 2007, or fully diluted per share earnings of 11 cents, compared to net income of $115.7 million in 2006, or fully diluted per share earnings of 31 cents. Repositioning activities in the third quarter of 2006, including gains on the sale of gas utilities, were the primary reasons for the decline in current quarter earnings. Sales for the quarter were $358 million in 2007 versus $317 million in 2006.

“We are pleased with our third quarter results and the strong utility performance, said Richard C. Green, Aquila chairman and chief executive officer. “It’s evident that Aquila employees remain dedicated to delivering energy and service to our customers even while preparing for the transition of our businesses to Great Plains Energy and Black Hills.”

Results for the nine-month period ending Sept. 30, 2007 were net income of $1.5 million, or fully diluted earnings of less than one cent per share, compared to a 2006 year-to-date net loss of $40.4 million, or 11 cents per fully diluted share. Non-recurring repositioning activities (including our exit from the Elwood tolling agreements and debt tender offer) that occurred last year and rate relief at the utility operations this year were the primary reasons for the improvement in nine month earnings. Year-to-date sales increased to $1.10 billion, an increase of $70 million over 2006 sales of $1.03 billion. The company reported year-to-date EBITDA of $181.6 million in 2007 compared to loss before interest, taxes, depreciation and amortization of $132.0 million in 2006.

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Aquila Third Quarter 2007 Earnings, Page 2

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2007 EBITDA of $100.1 million, up $40.5 million from $59.6 million reported in 2006. Electric Utilities EBITDA increased $36.9 million from 2006 and Gas Utilities reported an EBITDA increase of $3.6 million. Merchant Services EBITDA loss of $1.3 million was $15.7 million better than the loss of $17.0 million reported in 2006, and the Corporate and Other EBITDA loss of $2.7 million in 2007 was $1.0 million less than the $3.7 million loss in 2006.

Electric Utilities

Gross profit was $146.0 million in 2007, an increase of $37.6 million from 2006. Earnings rose primarily because a Missouri rate order granted an increase in base rates and authorized nearly full recovery of actual fuel costs effective June 1, 2007. Also customer demand for power rose in Missouri because of warmer than normal weather and favorable customer usage

Operation and maintenance expenses increased in the third quarter of 2007 compared to 2006 primarily as a result of higher labor and benefits costs.

Gas Utilities

Gross profit was $34.5 million in 2007, $3.1 million higher than 2006 due to favorable weather and other volume increases compared to 2006, and rate increases in Kansas and Nebraska. In addition to the increase in gross profit, the company experienced lower operation expenses related to uncollectible customer accounts.

Merchant Services

Merchant Services reported a gross loss of $1.5 million in 2007, compared to a gross loss of $5.0 million a year earlier. The improvement in gross loss from 2006 was a result of the continued merchant trade book wind-down. The primary factor contributing to the 2006 quarter EBITDA loss of $17.0 million was a $9.3 million increase in the company’s price reporting litigation reserve in 2006.

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Aquila Third Quarter 2007 Earnings, Page 3

Corporate and Other

Corporate and Other reported 2007 an EBITDA loss of $2.7 million, compared to a $3.7 million loss in 2006. The primary factor causing the 2006 quarter EBITDA loss was a $5.5 million charge associated with the prepayment of the Company’s former five-year term loan in September 2006.

Discontinued Operations

Discontinued Operations includes the company’s former Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Merchant Services peaking plants in Illinois; and its former Everest Connections telecommunications business. The company’s discontinued operations reported EBITDA of $2.9 million for the quarter in 2007, which was a $137.8 million decrease from $140.7 million reported in 2006. The EBITDA decrease was due primarily to the gains recognized in 2006 on the sale of the gas utility properties.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review third quarter 2007 results. Participants will be Richard C. Green, Chief Executive Officer, Beth Armstrong, Senior Vice President and Chief Accounting Officer, and Jon Empson, Senior Vice President of Regulated Operations.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, November 15, 2007 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11101289# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving over 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

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Aquila Third Quarter 2007 Earnings, Page 4

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Aquila Third Quarter 2007 Earnings, Page 5

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended September 30,		9 Months Ended September 30,
In millions, except per share amounts	2007	2006	2007	2006
Sales	$357.7	$316.6	$1,100.5	$1,030.6
Cost of sales	178.8	181.8	676.7	661.2
Gross profit	178.9	134.8	423.8	369.4
Operating expenses:
Operation and maintenance expense	78.4	87.8	240.8	240.8
Taxes other than income taxes	8.5	8.5	21.9	22.6
Restructuring charges	—	.6	1.6	5.5
Net loss on asset sales and other charges	—	5.5	1.3	246.9
Total operating expenses	86.9	102.4	265.6	515.8
Other income (expense)	4.1	6.5	23.4	14.4
Earnings before interest, taxes, depreciation and amortization	96.1	38.9	181.6	(132.0)
Depreciation and amortization expense	27.3	27.0	81.4	78.5
Total interest expense	31.5	42.7	111.6	124.4
Income (loss) from continuing operations before income taxes	37.3	(30.8)	(11.4)	(334.9)
Income tax expense (benefit)	5.6	(10.2)	(.6)	(43.9)
Income (loss) from continuing operations	31.7	(20.6)	(10.8)	(291.0)
Earnings from discontinued operations, net of tax	8.8	136.3	12.3	250.6
Net income (loss)	$40.5	$115.7	$1.5	$(40.4)
Weighted average shares outstanding – diluted	376.1	375.2	375.7	375.0
Earnings (loss) per share from continuing operations – diluted	$.09	$(.05)	$(.03)	$(.78)
Earnings per share from discontinued operations – diluted	.02	.36	.03	.67
Net income (loss) per share – diluted	$.11	$.31	$—	$(.11)

Aquila Third Quarter 2007 Earnings, Page 6

AQUILA, INC.

Segment EBITDA Reconciliation to Income (Loss) from Continuing Operations Before Income Taxes

	3 Months Ended September 30,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$94.9	$58.0	$36.9
Gas Utilities	5.2	1.6	3.6
Total Utilities	100.1	59.6	40.5
Merchant Services	(1.3)	(17.0)	15.7
Corporate and Other	(2.7)	(3.7)	1.0
Total EBITDA	96.1	38.9	57.2
Depreciation and amortization	27.3	27.0	(.3)
Interest expense	31.5	42.7	11.2
Income (loss) from continuing operations before income taxes	$37.3	$(30.8)	$68.1

	9 Months Ended September 30,		Favorable
In millions	2007	2006	(Unfavorable)
Utilities:
Electric Utilities	$149.3	$120.5	$28.8
Gas Utilities	41.7	29.3	12.4
Total Utilities	191.0	149.8	41.2
Merchant Services	(1.9)	(249.0)	247.1
Corporate and Other	(7.5)	(32.8)	25.3
Total EBITDA	181.6	(132.0)	313.6
Depreciation and amortization	81.4	78.5	(2.9)
Interest expense	111.6	124.4	12.8
Loss from continuing operations before income taxes	$(11.4)	$(334.9)	$323.5

Aquila Third Quarter 2007 Earnings, Page 7

AQUILA, INC.

Consolidated Balance Sheets

	September 30,	December 31,
In millions	2007	2006
ASSETS
Cash and cash equivalents	$92.5	$232.8
Funds on deposit	50.5	107.9
Accounts receivable, net	219.9	257.0
Inventories and supplies	119.5	116.0
Price risk management assets	46.3	71.3
Regulatory assets, current	7.8	29.0
Other current assets	21.6	33.5
Current assets of discontinued operations	—	26.5
Total current assets	558.1	874.0
Utility plant, net	1,917.4	1,825.1
Non-utility plant, net	123.1	130.2
Price risk management assets	18.3	43.4
Goodwill, net	111.0	111.0
Regulatory assets	128.4	149.0
Deferred charges and other assets	51.6	53.6
Non-current assets of discontinued operations	—	286.1
Total Assets	$2,907.9	$3,472.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$2.3	$19.7
Accounts payable	113.7	205.4
Accrued interest	31.0	49.7
Regulatory liabilities, current	33.2	10.8
Accrued compensation and benefits	25.8	26.8
Pension and post-retirement benefits, current	3.5	3.5
Other accrued liabilities	59.7	94.3
Price risk management liabilities	38.4	74.5
Customer funds on deposit	23.5	15.6
Current liabilities of discontinued operations	—	1.4
Total current liabilities	331.1	501.7
Long-term debt, net	1,035.9	1,385.9
Deferred income taxes and credits	—	19.3
Price risk management liabilities	7.3	27.1
Pension and post-retirement benefits	73.4	72.5
Regulatory liabilities	73.0	72.4
Deferred credits	52.1	51.5
Non-current liabilities of discontinued operations	—	35.9
Common shareholders’ equity	1,335.1	1,306.1
Total Liabilities and Shareholders’ Equity	$2,907.9	$3,472.4